Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-35580 on Form S-3 and Registration Statement Nos. 333-30882, 333-70608 and 333-119123 on Forms S-8 of our report dated June 5, 2008 relating to the consolidated financial statements of E Com Ventures, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement as discussed in Note 3) appearing in this Annual Report on Form 10-K of E Com Ventures, Inc. for the year ended February 2, 2008.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Fort Lauderdale, Florida

June 5, 2008